Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMERICAN OIL & GAS INC.
(Exact Name of Registrant as Specified in Its Charter)
Nevada
(State or Other Jurisdiction of Incorporation or Organization)
88-0451554

(I.R.S. Employer Identification No.)
1050 17th Street, Suite 1850
Denver, Colorado 80265
(303) 991-0173

(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)
Andrew P. Calerich
American Oil & Gas Inc.
1050 17th Street, Suite 1850
Denver, Colorado 80265
(303) 991-0173

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent For Service)
Copies to:
Alan L. Talesnick, Esquire
Jon S. Ploetz, Esquire
Patton Boggs LLP
1660 Lincoln Street, Suite 1900
Denver, Colorado 80264
(303) 830-1776

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

			Proposed
Title of each class		Proposed	maximum	Amount of
of securities to be	Amount to be	maximum offering	aggregate offering	registration
registered	registered (3)	price per share (4)	price	fee
Common Stock, par value $.001(1)	2,250,000	$7.40	$16,650,000	$1,960
Common Stock, par value $.001(2)	956,250	$7.40	$7,076,250	$833
TOTAL	3,206,250		$23,726,250	$2,793

(1)	Consists of 2,250,000 shares of common stock into which the Series AA 8% Preferred Stock, $0.001 par value held by certain selling stockholders are convertible.

(2)	Consists of 675,000 shares of common stock issuable to certain selling stockholders upon exercise of warrants for the purchase of shares of common stock. Also consists of 281,250 shares of common stock issuable to certain selling stockholders upon exercise of placement agent warrants for the purchase of shares of common stock.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock as may be issued as a result of stock splits, dividends, and combinations.

(4)	The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low sales prices of the Registrant’s common stock as reported on the American Stock Exchange on September 30, 2005.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS DATED OCTOBER 4, 2005
SUBJECT TO COMPLETION
AMERICAN OIL & GAS INC.
3,206,250 Shares of Common Stock
     This prospectus relates to the sale by certain of our stockholders, referred to as the “Selling Stockholders”, of up to 3,206,250 shares of our common stock which they may acquire pursuant to the exercise and conversion of both the warrants to purchase common stock and the shares of preferred stock they own. We will not receive any proceeds from the sale of any shares by the Selling Stockholders.
     Our common stock is quoted on the American Stock Exchange under the symbol “AEZ.” On September 30, 2005, the closing sale price of the common stock was $7.20 per share.

     These securities are speculative and involve a high degree of risk. You should consider carefully the “Risk Factors” beginning on Page 2 of this prospectus before making a decision to purchase our stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2005

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
     Unless the context otherwise requires, references in this prospectus to the “Company”, “we”, “us” or “ours” refer to American Oil & Gas Inc., a Nevada corporation.

-i-

PROSPECTUS SUMMARY
     This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision.
Overview
     We are an independent oil and gas exploration and production company, engaged in the exploration, development and acquisition of crude oil and natural gas reserves and production in the western United States. During 2003, we acquired undeveloped oil and gas prospects and participated in initial drilling operations in certain of our projects in Montana and Wyoming. Prior to 2003, we had not had any oil and gas operations, and we had not had any other operations for some time.
     We were incorporated on February 15, 2000, as DrGoodTeeth.com, to engage in the business of operating an online dental resource website. After attempting to operate the business for over two years, our founders were unsuccessful in generating a going concern. They had approached all the dental supply companies in Thailand but were unsuccessful in securing any sponsors or advertisers and were unable to generate adequate traffic to the DrGoodTeeth.com website. As a result of a continued lack of profitability in operating the online dental resource website and because the previous officers and directors no longer had the time to devote full effort to the business of the Company, we changed our operational focus in January 2003 to oil and gas exploration and production.
     On January 17, 2003, in anticipation of acquiring oil and gas interests and in an effort to more accurately reflect the expected change in our operational focus, we changed our name from DrGoodTeeth.com to American Oil & Gas, Inc. Accordingly, our stock symbol on the OTC Bulletin Board was changed from “DRGT” to symbol “AOGI.” On May 17, 2005 our common stock began trading on the American Stock Exchange under the symbol “AEZ.”
Company Offices
     Our principal executive offices are located at 1050 17th Street, Suite 1850 Denver, Colorado 80265, and our telephone number is (303) 991-0173.
Key Terms of this Offering
     By means of this prospectus, a number of our stockholders are offering to sell up to an aggregate of 3,206,250 shares of common stock that they may acquire through the exercise of certain warrants to purchase shares of our common stock and the conversion of shares of our preferred stock that they own. In this prospectus, we refer to these persons as the “Selling Stockholders”. We will not receive any of the proceeds from the sales of shares by these Selling Stockholders. We will pay for the cost of registering the Stockholders’ Shares being offered under this prospectus (the “Offering”).

RISK FACTORS
You should carefully consider each of the following risk factors and all of the other information provided in this prospectus before purchasing our common stock. The risks described below are those we currently believe may materially affect us. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.
Risks related to our industry, business and strategy
We have had operating losses in the past, and if we are not able to operate profitably, we may be required to discontinue future operations.
     While we have reported a net profit for the quarter ended June 30, 2005, we reported net losses for fiscal years ended December 31, 2004, and December 31, 2003 and for previous years. There is no assurance that our current or future operations will be profitable. If they are not profitable, we may not have sufficient capital to continue our operations.
We depend on a strategic relationship to conduct our operations, the loss of which could significantly harm our business.
     We are dependent upon our strategic alliance with North Finn LLC, based in Casper, Wyoming, for our oil and gas operational and technical expertise. The loss of this relationship could have a material adverse effect on us.
We have a limited operating history in the oil and gas business, and we cannot predict our future operations with any certainty.
     We did not commence oil and gas operations until 2003. Our future financial results depend primarily on (1) our ability to discover commercial quantities of oil and gas; (2) the market price for oil and gas; (3) our ability to continue to generate potential exploration prospects; and (4) our ability to fully implement our exploration and development program. We cannot predict that our future operations will be profitable. In addition, our operating results may vary significantly during any financial period. These variations may be caused by significant periods of time between discovery and development of oil or gas reserves, if any, in commercial quantities.
We could be impacted adversely by changes in the oil and gas market, which we cannot predict.
     The marketability of our oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market our oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.
We may not discover commercially productive reserves, which would result in lack of success for us and for our stockholders.
     Our future success depends on our ability to economically locate oil and gas reserves in commercial quantities. Except to the extent that we acquire properties containing proved reserves or that we conduct successful exploration and development activities, or both, our proved reserves, if any, will decline as reserves are produced. Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and our technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of oil and gas in amounts necessary to meet our business plan or that the projects in which we elect to participate will be successful. There can be no assurance that our planned projects will result in significant reserves or that we will have future success in drilling productive wells at economical reserve replacement costs.
Exploratory drilling is an uncertain process with many risks, which could result in economic losses.
     Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive oil or gas reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:
•	Unexpected drilling conditions,

•	Pressure or irregularities in formations,

•	Equipment failures or accidents,

•	Adverse weather conditions,

•	Compliance with governmental requirements,

•	Shortages or delays in the availability of drilling rigs and the delivery of equipment, and

•	Shortages of trained oilfield service personnel.
Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activities within a particular area will not decline.
     Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified a number of potential exploration projects, we cannot be sure that we will ever drill them or that we will produce oil or gas from them or any other potential exploration projects.
Our exploration and development activities are subject to reservoir and operational risks.
     Even when oil and gas is found in what is believed to be commercial quantities, reservoir risks, which may be heightened in new discoveries, may lead to increased costs and decreased production. These risks include the inability to sustain deliverability at commercially productive levels as a result of decreased reservoir pressures, large amounts of water, or other factors that might be encountered. As a result of these types of risks, most lenders will not loan funds secured by reserves from newly discovered reservoirs, which would have a negative impact on our future liquidity. Operational risks include hazards such as fires, explosions, craterings, blowouts (such as the blowout experienced at our initial exploratory well), uncontrollable flows of oil, gas or well fluids, pollution, releases of toxic gas and encountering formations with abnormal pressures. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur substantial losses. The occurrence of any one of these significant events, if it is not fully insured against, could have a material adverse effect on our financial condition and results of operations.

Our operations require large amounts of capital which, if not available, could restrict our ability to execute our business plan.
     Our current development plans will require us to make large capital expenditures for the exploration and development of our oil and gas projects. Under our current capital expenditure budget, we expect to spend a minimum of approximately $5,200,000 on exploration and development activities during our fiscal year ending December 31, 2005. Also, we must secure substantial capital to explore and develop our other potential projects. Historically, we have funded our capital expenditures through the issuance of equity. Volatility in the price of our common stock, which may be significantly influenced by our drilling and production activity, may impede our ability to raise money quickly, if at all, through the issuance of equity at acceptable prices. Future cash flows and the availability of financing will be subject to a number of variables, such as:
•	Our success in locating and producing reserves in other projects,

•	The level of production from existing wells, and

•	Prices of oil and gas.
     Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing stockholders. Debt financing, if obtained, could lead to:
•	A substantial portion of our operating cash flow being dedicated to the payment of principal and interest,

•	Our being more vulnerable to competitive pressures and economic downturns, and

•	Restrictions on our operations.
     If our revenues were to decrease due to lower oil and gas prices, decreased production or other reasons, and if we could not obtain capital through a credit facility or otherwise, our ability to execute our development plans, obtain and replace reserves, or maintain production levels could be greatly limited.
Oil and gas prices are volatile and an extended decline in prices could hurt our business prospects.
     Our future profitability and rate of growth and the anticipated carrying value of our oil and gas properties will depend heavily on then prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. If we are successful in continuing to establish production, any substantial or extended decline in the price of oil or gas could:
•	Have a material adverse effect on our results of operations,

•	Limit our ability to attract capital,

•	Make the formations we are targeting significantly less economically attractive,

•	Reduce our cash flow and borrowing capacity, and

•	Reduce the value and the amount of any future reserves.
Various factors beyond our control will affect prices of oil and gas, including:
•	Worldwide and domestic supplies of oil and gas,

•	The ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

•	Political instability or armed conflict in oil or gas producing regions,

•	The price and level of foreign imports,

•	Worldwide economic conditions,

•	Marketability of production,

•	The level of consumer demand,

•	The price, availability and acceptance of alternative fuels,

•	The availability of processing and pipeline capacity,

•	Weather conditions, and

•	Actions of federal, state, local and foreign authorities.
     These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas. In addition, sales of oil and gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year.
Accounting rules may require write-downs.
     Under full cost accounting rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.
We face risks related to title to the leases we enter into that may result in additional costs and affect our operating results.
     It is customary in the oil and gas industry to acquire a leasehold interest in a property based upon a preliminary title investigation. In many instances, our partners have acquired rights to the prospective acreage and we have a contractual right to have our interests in that acreage assigned to us. In some cases, we are in the process of having those interests so assigned. If the title to the leases acquired is defective, or title to the leases one of our partners acquires for our benefit is defective, we could lose the money already spent on acquisition and development or incur substantial costs to cure the title defect, including any necessary litigation. If a title defect cannot be cured or if one of our partners does not assign to us our interest in a lease acquired for our benefit, we will not have the right to participate in the development of or production from the leased properties. In addition, it is possible that the terms of our oil and gas leases may be interpreted differently depending on the state in which the property is located. For instance, royalty calculations can be substantially different from state to state, depending on each state’s interpretation of lease language concerning the costs of production. We cannot guarantee that there will be no litigation concerning the proper interpretation of the terms of our leases. Adverse decisions in any litigation of this kind could result in material costs or the loss of one or more leases.
Our industry is highly competitive and because many of our competitors have more resources than we do, we may not be able to compete successfully.
     We compete in oil and gas exploration with a number of other companies. Many of these competitors have financial and technological resources vastly exceeding those available to us. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition. In addition, from time to time, there may be competition for, and shortage of, exploration, drilling and production equipment. These shortages could lead to an increase in costs and delays in operations that could have a material adverse effect on our business and our ability to develop our properties. Problems of this nature also could prevent us from producing any oil and gas we discover at the rate we desire to do so.

Technological changes could put us at a competitive disadvantage.
     The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas exploration and development companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If we are unable to utilize the most advanced commercially available technologies, our business could be materially and adversely affected.
Our industry is heavily regulated, including complex environmental regulations, all of which could increase our costs of doing business.
     Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration. The overall regulatory burden on the industry increases the cost of doing business, which, in turn, decreases profitability.
     Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies. We could face significant liabilities to the government and third parties for discharges of oil, natural gas, produced water or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. We cannot be sure that existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced or altered in the future, will not have a material adverse effect on our results of operations and financial condition.
Our business depends on transportation facilities owned by others which could restrict our ability to market our anticipated gas production.
     The marketability of our anticipated gas production depends in part on the availability, proximity and capacity of pipeline systems owned or operated by third parties. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.
Attempts to grow our business could have an adverse effect.
     Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur, it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to our Common Stock
Our common stock is illiquid, so investors may not be able to sell any significant number of shares of our stock at prevailing market prices.
     The average daily trading volume of our common stock was approximately 236,000 shares per day over the 90 day period ended September 29, 2005. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.
Sales of a substantial number of shares in the Offering may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.
     This registration statement covers the resale of 3,206,250 shares of common stock that were previously restricted. As a result, the number of shares of our common stock eligible to be immediately sold in the market will increase approximately from 22,464,076 to 25,670,326 upon the effectiveness of this registration statement. If the Selling Stockholders sell significant amounts of our stock, our stock price could drop. Even a perception by the market that the Selling Stockholders will sell in large amounts after the registration statement is effective could place significant downward pressure on our stock price.
As of September 29, 2005, 13,324,626 shares of our total outstanding shares are restricted from immediate resale, but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.
     13,324,626 shares of common stock that are currently outstanding and that are not being registered in the registration statement are “restricted securities” as that term is defined under the Securities Act of 1933, as amended (the “Securities Act”). Though not currently registered, these restricted securities may be sold in the future, in compliance with Rule 144 promulgated under the Securities Act or pursuant to a future registration statement. Rule 144 provides that a person holding restricted securities for a period of one year or more may sell those securities in accordance with the volume limitations and other conditions of the rule. Sales made pursuant to Rule 144 or 144(k), or pursuant to a registration statement filed under the Securities Act, could result in significant downward pressure on the market price for our common stock.
Our board of directors can cause us to issue preferred stock with rights that are preferential to, and could cause a decrease in the value of, our common stock.
     Our board of directors may issue up to 25 million shares of preferred stock without action by our stockholders. Rights or preferences could include, among other things:
•	The establishment of dividends which must be paid prior to declaring or paying dividends or other distributions to our common stockholders;

•	Greater or preferential liquidation rights which could negatively affect the rights of common stockholders, and

•	The right to convert the preferred stock at a rate or price which would have a dilutive effect on the outstanding shares of common stock.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the materials incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forwarding-looking words such as “may,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue” and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. Our actual results could differ materially from the expectations we describe in our forward-looking statements as a result of certain factors, as more fully described in the “Risk Factors” section of this prospectus and elsewhere in the documents we file with the Securities and Exchange Commission (the “SEC”) that are incorporated herein.
USE OF PROCEEDS
     The Selling Stockholders will be selling all of the shares under this prospectus in the Offering. The proceeds from the sale of the shares will be received directly by the Selling Stockholders. We will receive no proceeds from the sale of these shares offered by Selling Stockholders under this prospectus.
DIVIDEND POLICY
     We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, our current preferred stock instruments, and our future credit arrangements may then impose.
SELLING STOCKHOLDERS
     The shares covered by this prospectus are being offered by the named Selling Stockholders below. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 3,206,250 shares of our common shares.
     All of the individuals and/or entities listed below participated in a private placement completed on July 22, 2005, pursuant to which we sold a total of 250,000 Units, with each Unit comprised of one share of our Series AA 8% Preferred Stock and of warrants to purchase shares of our common stock, for a total of $13,500,000. Each share of our Series AA 8% Preferred Stock is convertible into nine shares of our common stock, which is a conversion rate of $6.00 per share, and each warrant is exercisable to purchase 2.7 shares of our common stock at $6.00 per share. In connection with the private placement, we agreed to pay placement fees of $510,000 and three-year warrants to purchase 281,250 shares of our common stock at $6.00 per share.
     The Series AA 8% Preferred Stock automatically converts into common stock on the third anniversary of the closing of the private placement, or anytime sooner at the discretion of the preferred holders. In addition, we can require the conversion of the Series AA 8% Preferred Stock if the daily weighted average trading price of our common stock averages at least 150% of the conversion price for 25 consecutive trading days.

     In connection with the private placement, we agreed to prepare and file at our expense, within 75 days of the closing of the offering, a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock underlying the Series AA 8% Preferred Stock and the warrants issued in connection with the private placement.
The following table sets forth the following, with respect to the Selling Stockholders:
•	The number of shares of common stock beneficially owned as of September 29, 2005 and prior to the offering contemplated hereby,

•	The number of shares of common stock eligible for resale and to be offered by each Selling Stockholder pursuant to this prospectus,

•	The number of shares owned by each Selling Stockholder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold,

•	The percentage of our outstanding shares of common stock beneficially owned by each Selling Stockholder after the offering contemplated hereby, and

•	In notes to the table, any relationships, excluding non-executive employee and other non-material relationships, that a Selling Stockholder had during the past three years with the registrant or any of its predecessors or affiliates.

				Percentage of
	Number of			Outstanding
	Shares of			Shares of
	Common Stock	Number of	Number of	Common
	Owned Before	Shares To Be	Shares Owned	Stock Owned
Selling Stockholders (A)	Offering (B)	Offered (C)	After Offering	After Offering

Placer Creek Partners, L.P.	300,690	300,690	-0-	0%
Placer Creek Investors (Bermuda) L.P.	246,870	246,870	-0-	0%
Global Natural Resources III	714,870	714,870	-0-	0%
Global Natural Resources III, L.P.	47,970	47,970	-0-	0%
Centrum Bank AG	536,684	216,684	320,000	*
Affairs Financieres S.A.	254,171	54,171	200,000	*
Clarion Finanz AG	223,336	223,336	-0-	0%

Bank Sal. Oppenheim jr. & Cie (Switzerland) Limited	130,010	130,010	-0-	0%
Aton Select Fund Ltd.	692,500	292,500	400,000	1%
Gallant, Robert	29,250	29,250	-0-	0%
Cohen, Adam	58,500	58,500	-0-	0%
Caserta, Otilia Isabel	21,060	21,060	-0-	0%
Admirel Investment Company International	54,089	54,089	-0-	0%
MM&B Holdings	414,000	234,000	180,000	*
Lessman, Andrew M.	734,000	234,000	500,000	1%
Vivaldi, LLC	124,500	23,400	101,100	*

				Percentage of
	Number of			Outstanding
	Shares of			Shares of
	Common Stock	Number of	Number of	Common
	Owned Before	Shares To Be	Shares Owned	Stock Owned
Selling Stockholders (A)	Offering (B)	Offered (C)	After Offering	After Offering

Darcy, LLC	23,400	23,400	-0-	0%
Transatlantic Fund Limited	70,200	70,200	-0-	0%
Feagan’s Consulting, Inc.[1]	309,000	126,000	183,000	*
C R Innovations AG1	3,121	3,121	-0-	0%
Lighthouse, Capital[1]	130,729	45,879	84,850	*
TR Winston & Company LLC[12]	33,750	33,750	-0-	0%
Siden Investments[1]	22,500	22,500	-0-	0%

TOTALS	5,175,200	3,206,250	1,968,950	4.2%

(A)	Includes shares underlying warrants and/or shares of the Series AA 8% Preferred Stock held by each Selling Stockholder that are covered by this prospectus, including any convertible securities that, due to contractual restrictions, may not be exercisable within 60 days of the date of this prospectus.

(B)	The number of shares of common stock to be sold assumes that the Selling Stockholder elects to sell all of the shares of common stock held by the Selling Stockholder that are covered by this prospectus.

(C)	It is our understanding that any Selling Stockholder that is an affiliate of a broker-dealer purchased in the ordinary course of business, and that at the time of the purchase, had no agreements or understanding to distribute the securities.

*	Less than 1%
PLAN OF DISTRIBUTION
     The Selling Stockholders are offering up to 3,206,250 of common stock shares. It is possible that the increase in shares on the market will have a negative effect on the resale price of our shares and may make it difficult for purchasers in the Offering to resell the shares at a profit or at all. The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.
     The Selling Stockholders also may sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Stockholders may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to

[1]	Assisted the Company in fundraising.

[2]	Registered broker-dealer.

their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.
     Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from either the Selling Stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     We are required, or have elected, to pay all fees and expenses incident to the registration of the shares being registered herein. We are not required to pay commissions and other selling expenses. We have agreed to indemnify certain of the Selling Stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the registration statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact necessary to make the statements therein not misleading.
LEGAL MATTERS
     The validity of the issuance of the shares of common stock offered hereby and other legal matters in connection herewith have been passed upon for us by Patton Boggs LLP. Partners of Patton Boggs LLP own an aggregate of 34,500 shares of the Company’s common stock.
EXPERTS
     The financial statements of American Oil & Gas Inc. appearing in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 have been audited by Wheeler Wasoff, P.C., independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. The foregoing financial statements are incorporated in this prospectus by reference in reliance upon the report of the independent auditors and upon the authority of that firm as experts in auditing and accounting.
SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION
     Our directors and officers are indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of American Oil & Gas Inc. to the fullest extent authorized by the Nevada General Corporation Law, as may be amended from time to time. Our articles of incorporation provide that none of our directors or officers shall be personally liable for monetary damages for breach of any fiduciary duty as a director or officer, except for liability (i) for any breach of the officer’s or director’s duty of loyalty to the Company or its stockholders;(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus constitutes a part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, these materials filed electronically by the Company with the SEC are available at the SEC’s World Wide Web site at http://www.sec.gov. The SEC’s World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
     The SEC allows us to “incorporate by reference” the information we file with them, which means: incorporated documents are considered part of this prospectus; we can disclose important information to you by referring to those documents; and information we file with the SEC will automatically update and supersede this incorporated information.
     We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:
•	Our Annual Report on Form 10-KSB for the year ended December 31, 2004;

•	Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005 and June 30, 2005;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004, except for information furnished under Form 8-K, which is not deemed filed and not incorporated herein by reference;

•	Any documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus; and

•	The description of our common stock contained in our Form 8-A filed with the SEC on May 12, 2005.
     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been incorporated in this prospectus by reference but not delivered with this prospectus. Requests for copies should be directed to Andrew P. Calerich, American Oil & Gas Inc., 1050 17th Street, Suite 1850, Denver, Colorado 80265, telephone (303) 991-0173.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered. The selling stockholders will not pay any of the following expenses.

Type of Expense	Amount

Registration Fees	$2,793
Transfer Agent Fees	$1,000
Costs of Printing and Engraving	$2,500
Legal Fees	$3,400
Accounting Fees	$2,500

Total	$12,193

Item 15. Indemnification of Directors and Officers.
     Our articles of incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit No.	Description

2(1)	Agreement and Plan of Merger with Tower Colombia Corporation dated effective April 21, 2005. (8)

3(i)	Articles of Incorporation of the Company. (1)

3(ii)	Amendment to Articles of Incorporation of the Company. (2)

3(iii)	Certificate of Designation of Series A Preferred Stock.(3)

3(iv)	Bylaws of the Company (as revised on December 12, 2002). (4)

3(v)	Certificate of Designation of Series AA 8% Preferred Stock

4(i)	2004 Stock Option Plan. (5)

4(ii)	Form of Warrant Certificate issued as part of the private placement completed on July 22, 2005.

4(iii)	Form of Placement Agent Warrant Certificate issued in connection with the private placement completed on July 22, 2005.

5	Form of Opinion of Patton Boggs LLP concerning the legality of the securities being registered.

10(i)	January 17, 2003 Purchase and Sale Agreement by and among American Oil & Gas Inc., Tower Colombia Corporation, and North Finn, LLC. (2)

10(ii)	January 17, 2003 Participation Agreement by and between the Company, Tower, North Finn, and the principals of Tower and North Finn. (6)

10(iii)	Model Form Operating Agreement dated February 18, 2003. (4)

10(iv)	Employment Agreement between the Company and Andrew P. Calerich dated effective April 21, 2005. (8)

10(v)	Employment Agreement between the Company and Patrick O’Brien dated effective April 21, 2005. (8)

10(vi)	Employment Agreement between the Company and Bobby Solomon dated effective April 21, 2005. (8)

10(vii)	Employment Agreement between the Company and Kendell Tholstrom dated effective April 21, 2005. (8)

14(i)	Code of Ethics. (7)

23(i)	Consent of Patton Boggs LLP (Included in Opinion in Exhibit 5).

Exhibit No.	Description

23(ii)	Consent of Wheeler Wasoff.

(1)	Incorporated by reference from the Company’s Form 10-SB, file number 000-31547, filed on September 18, 2000.

(2)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on February 3, 2003.

(3)	Incorporated by reference from the Company’s Amendment No. 2 to Form SB-2 filed on January 31, 2005.

(4)	Incorporated by reference from the Company’s Form 10-KSB/A, filed on November 19, 2003.

(5)	Incorporated by reference from the Company’s Definitive Proxy Statement, filed on June 16, 2004.

(6)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on March 31, 2003.

(7)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on April 14, 2004.

(8)	Incorporated by reference from the Company’s Post-Effective Amendment No. 1 to Form SB-2, filed on April 27, 2005.
Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference to the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 4th day of October, 2005.

AMERICAN OIL & GAS INC.
By:	/s/ Andrew P. Calerich
Andrew P. Calerich, President and CFO

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Andrew P. Calerich, with full power of substitution, as attorney-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their name and hereby ratify all that said attorney-in-fact or his substitutes may do by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick D. O’Brien	Chief Executive Officer & Chairman	October 4, 2005
Patrick D. O’Brien	(Principal Executive Officer)

/s/ Andrew P. Calerich	President, Chief Financial Officer, and	October 4, 2005
Andrew P. Calerich	Director

/s/ Alan Gelfand	Director	October 4, 2005
Alan Gelfand

/s/ Kendell Tholstrom	Secretary and Director	October 4, 2005
Kendell Tholstrom

/s/ M.S. Minhas	Director	October 4, 2005
M.S. (“Moni”) Minhas

/s/ Nick DeMare	Director	October 4, 2005
Nick DeMare

/s/ Jon R. Whitney	Director	October 4, 2005
Jon R. Whitney

EXHIBIT INDEX
(Attached To And Made A Part Of This Registration Statement On Form S-3
For American Oil & Gas Inc. Dated October 4, 2005)
The following is a complete list of Exhibits filed as part of this Registration Statement, which exhibits are incorporated by reference herein:

Exhibit No.	Description

2(1)	Agreement and Plan of Merger with Tower Colombia Corporation dated effective April 21, 2005. (8)

3(i)	Articles of Incorporation of the Company. (1)

3(ii)	Amendment to Articles of Incorporation of the Company. (2)

3(iii)	Certificate of Designation of Series A Preferred Stock. (3)

3(iv)	Bylaws of the Company (as revised on December 12, 2002). (4)

3(v)	Certificate of Designation of Series AA 8% Preferred Stock.

4(i)	2004 Stock Option Plan. (5)

4(ii)	Form of Warrant Certificate issued as part of the private placement completed on July 22, 2005.

4(iii)	Form of Placement Agent Warrant Certificate issued in connection with the private placement completed on July 22, 2005.

5	Form of Opinion of Patton Boggs LLP concerning the legality of the securities being registered.

10(i)	January 17, 2003 Purchase and Sale Agreement by and among American Oil & Gas Inc., Tower Colombia Corporation, and North Finn, LLC. (2)

10(ii)	January 17, 2003 Participation Agreement by and between the Company, Tower, North Finn, and the principals of Tower and North Finn. (6)

10(iii)	Model Form Operating Agreement dated February 18, 2003. (4)

10(iv)	Employment Agreement between the Company and Andrew P. Calerich dated effective April 21, 2005. (8)

10(v)	Employment Agreement between the Company and Patrick O’Brien dated effective April 21, 2005. (8)

10(vi)	Employment Agreement between the Company and Bobby Solomon dated effective April 21, 2005. (8)

Exhibit No.	Description

10(vii)	Employment Agreement between the Company and Kendell Tholstrom dated effective April 21, 2005. (8)

14(i)	Code of Ethics. (7)

23(i)	Consent of Patton Boggs LLP (Included in Opinion in Exhibit 5).

23(ii)	Consent of Wheeler Wasoff. Filed herewith.

(1)	Incorporated by reference from the Company’s Form 10-SB, file number 000-31547, filed on September 18, 2000.

(2)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on February 3, 2003.

(3)	Incorporated by reference from the Company’s Amendment No. 2 to Form SB-2 filed on January 31, 2005.

(4)	Incorporated by reference from the Company’s Form 10-KSB/A, filed on November 19, 2003.

(5)	Incorporated by reference from the Company’s Definitive Proxy Statement, filed on June 16, 2004.

(6)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on March 31, 2003.

(7)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on April 14, 2004.

(8)	Incorporated by reference from the Company’s Post-Effective Amendment No. 1 to Form SB-2, filed on April 27, 2005.